UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 6, 2007

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2007, Equinix, Inc., a Delaware corporation (“Equinix”), entered into a letter agreement with Renee Lanam, Equinix’s Chief Development Officer, providing for her continued employment through January 9, 2009 (the “Agreement”).

Under the Agreement, Equinix has agreed that it will not terminate Ms. Lanam’s employment prior to January 9, 2009 except for cause as defined in the Agreement. Ms. Lanam may resign her employment at any time. It is expected that Ms. Lanam will reduce her work hours beginning January 15, 2008 to 50% of a full-time equivalent and it is expected that Ms. Lanam will further reduce her work hours beginning May 2, 2008 to 20% of a full-time equivalent. Ms. Lanam will be responsible for special projects as directed by Equinix’s Executive Chair. Until the earlier of January 10, 2009, Ms. Lanam’s voluntary resignation or a termination by Equinix for cause, Ms. Lanam will continue to receive her pro-rated annual salary and benefits in accordance with Equinix’s existing policies and Ms. Lanam will continue to vest in her outstanding options and equity awards. The Agreement also contains certain restrictive covenants, releases and other customary terms and conditions. A copy of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Agreement between Equinix, Inc. and Renee Lanam, dated as of December 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: December 7, 2007	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Agreement between Equinix, Inc. and Renee Lanam, dated as of December 6, 2007.